Exhibit 99.1

Flux Power Announces Appointment of New Member to the Board of Directors

Vista, CA – May 11, 2020 -- Flux Power Holdings, Inc. (OTCQB: FLUX), a developer of advanced lithium-ion batteries for commercial and industrial equipment including electric forklifts and airport ground support equipment (“GSE”) is announcing the appointment of John A. Cosentino, Jr. as a new member of the Board of Directors.

Mr. Cosentino has extensive experience in management, private equity, and as a Board member of numerous companies, many of which are precision manufacturing companies serving industrial markets.

Management experience includes: VP Operations at The Stanley Works (NYSE: SWK), President of Otis Elevator North America at United Technologies Corporation (NYSE: UTX), Group Executive at Danaher Corporation (NYSE: DHR), VP Finance at Black & Decker Corporation Household Products Group (NYSE:BDK), and VP Finance at United Technologies Automotive Group (NYSE:UTX).

Private equity experience includes: Founding Partner at Ironwood Manufacturing Fund, Senior Advisor at Ironwood Capital, and Partner at Capital Resource Partners.

Governance experience as a member of Board of Directors includes: Sturm Ruger & Co (NYSE: RGR), Habco Industries LLC, Simonds International, Whitcraft LLC, Addaero, LLC, The Bilco Company, Primary Steel LLC, The Wiremold Company, and Integrated Electrical Services (NYSE: IEE).

Mr. Cosentino is currently Vice Chairman and Lead Director at Sturm Ruger & Co. (NYSE: RGR), Chairman at Habco Industries LLC, and Director at Simonds International.

Mr. Cosentino received an undergraduate degree from Harvard University and an MBA from Wharton School of University of Pennsylvania. He resides in Simsbury, Connecticut with his family.

“The Flux Power Board believes Mr. Cosentino’s impressive executive management, investment management, and board experience qualify him to serve on the Board of Directors,” comments Ron Dutt, CEO and Chairman.

“I am pleased to announce John’s appointment to our board and look forward to him providing a breadth and depth of experience so relevant to our business.”

Mr. Cosentino is filling the open board position from the recent resignation of Mr. James Gevarges, with the board membership remaining at five.

About Flux Power Holdings, Inc. (www.fluxpower.com)

Flux Power develops advanced lithium-ion batteries for commercial and industrial uses, including its first-ever UL 2271 Listed lithium-ion “LiFT Pack” forklift batteries. Flux Power solutions utilize its proprietary battery management system and in-house engineering and product design. Flux Power batteries deliver improved performance, extended cycle life and lower total cost of ownership than legacy lead-acid solutions. Flux Power sells primarily to lift equipment OEMs, their dealers and battery distributors. Products include advanced battery packs for motive power in the lift equipment and airport ground support markets, and other commercial and industrial applications.

Flux, Flux Power and associated logos are trademarks of Flux Power Holdings, Inc. All other third-party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

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Justin Forbes

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